Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN AND BARINGTON GROUP ANNOUNCE AGREEMENT
     AKRON, Ohio and NEW YORK, New York — October 26, 2006 — A. Schulman Inc. (the “Company”) (Nasdaq: SHLM) and a group of investors led by Barington Capital Group, L.P. (the “Barington Group”) announced today that they have reached an agreement that will avoid a proxy contest at the Company’s 2006 Annual Meeting of Stockholders.
     Under the terms of the Agreement, the Barington Group has withdrawn its notice of intent to nominate persons for election as directors at the Company’s 2006 Annual Meeting, is filing for dismissal of its lawsuit against the Company in Delaware seeking to enforce certain stockholder rights of inspection of books and records, and has agreed to abide by certain standstill provisions until the Company’s 2007 Annual Meeting.
     The Board of Directors has agreed to nominate James S. Marlen, Ernest J. Novak, Jr. (who are current directors of the Company), Howard R. Curd and Michael A. McManus, Jr. on the Board’s slate of nominees for election as Class II directors of the Company at the 2006 Annual Meeting, each for a three-year term ending at the Company’s 2009 Annual Meeting. Mr. Curd is currently Chairman and CEO of Uniroyal Engineered Products, a PVC coated fabric company, and Mr. McManus is currently the President and CEO of Misonix, Inc., a medical device company. The size of the Board of Directors will remain at 12 directors.
     Further provisions of the Agreement include requirements for the Company to:
•	Establish a special committee of the Board of Directors consisting of David G. Birney, John B. Yasinsky and James A. Mitarotonda to supervise and oversee the creation and/or completion of a detailed operating budget and business plan to improve the Company’s operations and profitability; and

•	Redeem any rights issued to the Company’s stockholders under its Rights Agreement, dated as of January 26, 2006, between the Company and National City Bank, as Rights Agent (the “Rights Agreement”), and cause the Rights Agreement to be terminated and of no further force or effect, on or prior to the 2006 Annual Meeting.
     Terry L. Haines, Chairman, President and Chief Executive Officer of the Company, stated, “The Board of Directors believes this Agreement serves the best interests of the Company and its stockholders, and we look forward to continuing to work with Barington to improve the operations and financial performance of the Company.”
     James A. Mitarotonda, the Chairman, President and Chief Executive Officer of Barington, stated, “We are pleased by this Agreement which we believe provides significant value for the stockholders of A. Schulman. We appreciate the commitment of the Board to make changes to improve the Company’s operations, profitability and corporate governance. I look forward to continuing to work constructively with the Company’s other directors to create additional value for the stockholders of the Company.”
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3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2006, were approximately $1.6 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.
About Barington Capital Group, L.P.
Barington Capital Group, L.P. is an investment management firm that primarily invests in undervalued, small and mid-capitalization companies. Barington and its principals are experienced value-added investors who have taken active roles in assisting companies in creating or improving shareholder value.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
Media Contacts
A. Schulman, Inc.
Paul DeSantis
Chief Financial Officer
(330) 668-4320

The Barington Group
Patricia Sturms
Edelman
(212) 704-4496
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3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751